MAGELLAN GOLD CORPORATION

Code of Ethics and Conduct

      The purpose of Magellan Gold Corporation’s (the “Company”) Code of Ethics and Conduct (the “Code”) is to establish specific standards and policies for conduct of the Company’s business in accordance with all applicable federal, state and local laws, honesty in our business dealings, prudent use of our assets and resources, sound growth and achievement of business objectives and fair treatment of our employees. We are committed to achieving and maintaining the highest level of integrity and ethics in our dealings with our employees, customers, suppliers, and the public. For the purposes of these business and ethical conduct standards (the “Standards”), the Company considers its executive officers (including but not limited to the Company’s Officers or persons performing similar functions), directors, employees, agents and consultants to be “Employees” and each an “Employee.”

      As Employees, we are responsible for fully implementing the business practices and corporate policies of the Company. These Standards are presented to govern the conduct of all our Employees.

      The purpose of this Code is to deter wrongdoing and to promote:

(i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii) full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files, or submits to, governmental regulators and in other public communications made by the Company;

(iii) compliance with applicable governmental laws, rules and regulations;

(iv) prompt internal reporting of violations of this Code to an appropriate person or persons identified herein; and,

(v) accountability for adherence to this Code.

Conflicts of Interest

      It is very important that every Employee avoid any situation which involves a conflict with his/her duty to the Company and the interests of the Company. We expect our Employees to exercise good judgment, honesty and high ethical standards at all times. Adherence to these Standards should prevent the occurrence of conflicts of interest. Employees should be particularly sensitive to possible conflicts with suppliers, brokers or any vendors which could arise from engaging in business dealings with, or accepting gifts or compensation from, others. If the Employee is in doubt, the Ethics Officer should be consulted. The transmittal letter accompanying the copy of this Code of Ethics delivered to you identifies the Ethics Officer and the Chief Financial Officer. Should questions arise regarding the appropriate handling of your responsibilities under this Code of Ethics, please contact either of these persons; and, definitely, contact the Chief Financial Officer if and whenever you have concerns about the prompt and responsive handling of any matter of concern to you.

      Playing “favorites” or having conflicts of interest, in practice or appearance, runs counter to the fair treatment to which we are all entitled. Each Employee should avoid any relationship, influence or activity that might impair, or have the appearance of impairing, his/her ability to make objective and fair decisions when performing his/her job. Conflict of interest laws and regulations must be fully and carefully observed. When in doubt, review Company policies and procedures, and share the facts of the situation with the Ethics Officer.

      Here are some ways a conflict of interest could arise:

•	Employment by a competitor or potential competitor, regardless of the nature of the employment, while employed by the Company

•	Acceptance of gifts, cash or in kind from those seeking to do business with the Company

•	Placement of business with a firm owned or controlled by an Employee or his/her family

•	Ownership of, or substantial interest in, a company which is a competitor of or a supplier to the Company

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Acting as a consultant to a Company customer or supplier without the Company’s express prior written approval. Approval is required for any Employee’s services as director, officer, employee, or consultant to any company which is a supplier or a customer having business dealings with the Company.

      In order to preserve the Company’s reputation for honesty and integrity, the management of our Company must be advised of any matters which might be considered sensitive. Any such notification should be addressed to the Ethics Officer. Each Employee has a duty to ensure that proprietary information relating to the Company or any entity or person with which the Company does business is not disclosed to anyone without proper authorization. Every Employee has a duty to keep proprietary documents protected and secure, particularly when dealing with suppliers, customers and competitors.

Financial Reporting

      The Company’s senior financial officers as well as any person whose responsibilities include financial reporting duties (“Finance Personnel”) have a heightened obligation to perform their duties in a diligent, honest and ethical manner. This duty of honesty extends to the full, fair, accurate, timely and understandable disclosure of information relating to the Company’s financial condition and results of operation in its periodic reports and compliance with all applicable government rules and regulations. The primary responsibility for financial reporting, internal control, and compliance with laws, regulation, and ethics rests with executive management.

      If Finance Personnel discover, or have reason to believe, that there is an actual or potential conflict of interest between their personal and professional relationships, they must report this information in a prompt fashion to the Ethics Officer or the Company’s Chief Financial Officer. Examples of information which should be reported include but are not limited to:

(i) internal control deficiencies such as failure to conduct quarterly reviews of those controls, or control overrides (such as situations in which Company officials responsible for a certain function have avoided performing such function or their decisions are overridden);

(ii) fraud by management or by Employees with significant roles in financial reporting or internal controls (regardless of materiality);

(iii) utilization of proprietary Company information by non-Company personnel for the benefit of persons or entities other than the Company; and

(iv) provision of non-auditing services by the Company’s auditors without the prior consent of the Company’s Audit Committee.

      The Company’s Chief Financial Officer has important oversight responsibilities that relate to the Company’s financial reporting, internal controls, compliance with applicable laws and regulations and Company ethics. In this capacity, the Chief Financial Officer has the power to authorize investigations that are within the scope of its responsibilities, including conducting interviews or discussions with Employees and other persons whose views may be helpful to them. In its oversight capacity, the Chief Financial Officer also monitors internal control processes by reviewing reports issued by external auditors and other information to gain reasonable assurance that the Company is in compliance with pertinent laws and regulations, is conducting its affairs ethically, and is maintaining effective controls against conflict of interest and fraud. If you have any concerns regarding the Company’s financial reporting, internal controls, compliance with applicable laws and regulations and compliance of Company Employees with this Code of Ethics, you should contact the Chief Financial Officer directly.

Gifts, Gratuities and Entertainment

Customer and Supplier Personnel

      The purchase of supplies, materials and services from vendors, suppliers and subcontractors must be accomplished in a fair and nondiscriminatory process based solely on quality, performance, price and customer criteria (in cases where purchases are made for customers).

      The Company specifically prohibits offering, attempting to give, soliciting or receiving any form of bribe or kickback. These are criminal acts. Since the mere receipt of a request to engage in such activity may be a reportable event under the law, all Employees should immediately seek advice from the Ethics Officer if any such request is received. Similarly, any dealings with affiliated persons of the Company or of any officer of the Company must be reviewed by the Ethics Officer. No transaction may be effected with an affiliated person or entity absent the written approval of the President.

Government Personnel

      No Employee may give federal, state or local government employees any meal, beverage, gift or form of entertainment regardless of value with the following exceptions:

•	Promotional items which have a retail value of less than $25.00 and which contain the Company’s name or logo may be offered without violating this Code,

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Employees may also provide (i) modest items of food and refreshments offered other than as part of a meal (such as soft drinks, coffee and doughnuts) to employees of federal executive agencies other than uniformed services; and (ii) greeting cards and items with little intrinsic value such as plaques, certificates and trophies, which are intended solely for presentation,

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Employees may socially entertain relatives or personal friends employed by government agencies. It should be clear, however, that such entertainment is not related to the Company’s business. Expenditures for such non-business entertainment are not reimbursable by the Company to the Employee,

•	Employees may not make loans, guarantee loans or make payments to or on behalf of federal, state or local government employees.

      Anyone with questions regarding this section should contact the Ethics Officer. The making of gifts that exceed these limits is a violation of the Code of Ethics and other policies.

Non-Government Personnel

      Furnishing meals, refreshments, modest gifts/honorariums (see below) and entertainment in conjunction with business discussions with non-government personnel is a commonly accepted business practice. The Company permits its Employees, within reason, to engage in such practices. The furnishing of meals, refreshments or entertainment and the making of modest gifts/honorariums, however, should not violate good common sense and the standards of conduct of the recipient’s organization, and must be consistent with past practices and standards established from time to time by the Company.

      Employees who make, and supervisors who approve, expenditures for meals, refreshments or entertainment, must use discretion and care to ensure that such expenditures are in the proper course of business and cannot reasonably be construed as bribes or improper inducements.

      Modest gifts/honorariums should only be given in order to commemorate a specific holiday or special event. In no event should the value of such individual items exceed $50.00 without the prior approval of the President. Detailed records of all such gifts and their business purpose should be maintained for at least three years. Employees should at all times be mindful of the need to avoid the appearance of gift giving for the purpose of inducing favorable treatment.

      Employees may accept meals, refreshments or entertainment in connection with business discussions, provided, that they are not excessive as to cost or frequency. It is the personal responsibility of every Employee to ensure that his/her acceptance of such meals, refreshments or entertainment is within prevailing Company Standards and could not reasonably be construed as an attempt by the offering party to secure favorable treatment or create an appearance of impropriety.

      Employees may not accept gifts, including travel and accommodations, which have a retail or exchange value of $50.00 or more from an individual or firm doing or seeking to do business with the Company. Exceptions may be granted on an individual basis; however, Employees must immediately report the gift to their supervisor and the Ethics Officer and request a waiver of this rule. In any circumstance where an Employee is offered meals, refreshments, entertainment or gifts and the offering may create an appearance of impropriety, regardless of the value thereof, the Employee should disclose the offering to his/her supervisor and the Ethics Officer in writing.

      Except for loans by recognized banks and financial institutions which are available generally at market rates and terms, no Employee or member of his/her family may accept any loan, guarantee of loan or payment from an individual or firm doing or seeking to do business with the Company; nor is it permissible to accept any service, accommodation or travel of any value whatsoever, unless the primary purpose of such is the performance of the Company’s business.

Gifts or Payments to Foreign Officials

      The Company will scrupulously adhere to the letter and spirit of the Foreign Corrupt Practices Act, which prohibits, among other things, giving money or items of value to a foreign official or instrumentality for the purpose of influencing a foreign government. The Act further prohibits giving money or items of value to any person or firm, such as a consultant or marketing representative, when there is a reason to believe that it will be passed on to a foreign government official for this purpose. All questions concerning compliance with the Foreign Corrupt Practices Act should be referred to the Ethics Officer.

Gifts or Payments in General

      All approved expenditures for meals, refreshments and entertainment must be fully documented and recorded on the books of the Company in strict compliance with established policies and procedures. Employees are required to report to their supervisors any instance in which they are offered money, gifts which have retail or exchange value of $50.00 or more or anything else of value by a supplier or prospective supplier to the Company. Laws and regulations pertaining to entertainment, gifts and payments may be and are complicated. Questions regarding interpretations of specific policies should be submitted to the Ethics Officer.

Integrity of Company Records

Financial Information and Records

      To ensure that the Company disclose complete and accurate financial information in their periodic reports, the Chief Financial Officer and Chief Executive Officer shall certify that: (i) they have reviewed each periodic report; (ii) based on their knowledge, there are no materially false statements or material omissions in the subject periodic report; (iii) the report fairly presents the issuer’s financial condition and results of operations; (iv) the signing officers are responsible for establishing and maintaining effective internal controls and have evaluated the effectiveness of those controls as of the end of the fiscal period as of the date of the report; (v) they have presented their conclusions about the effectiveness of the controls in the subject report; (vi) they have disclosed control deficiencies and any fraud by management or Employees with a significant role in internal controls (regardless of materiality) to the auditors and the President; and (vii) they have disclosed any material weaknesses in internal controls to the Company’s auditors. In addition, all annual reports must include an internal control report concerning management’s responsibility for establishing and assessing its internal control structure and procedures for financial reporting.

      It is our policy to comply with accepted accounting rules and controls at all times. All Company records must accurately reflect the transactions they record. In particular, this policy requires the following:

•	No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose;

•	No false or misleading entries shall be made in the books or records of the Company for any reason and no Employee shall assist in any arrangement that results in any such entry;

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No payment or expenditure of the Company shall be approved without adequate supporting documentation or made with intention or understanding that any Party of such payment or expenditure is to be used, directly or indirectly, for any purpose other than that expressly described by the supporting documentation;

•	Any Employee having information concerning any unrecorded fund or asset or any prohibited act shall promptly report such matter to the Ethics Officer;

•	Medical claims of Employees contain confidential information. Such claims shall be treated in a manner to retain that confidentiality and in a manner consistent with Company policy and procedures; and

•	The Company’s internal and outside accountants must maintain all audit and review work product for five (5) years from the end of the applicable fiscal period.

      In addition, every Employee should be aware that:

•	It is a crime, punishable by imprisonment of up to ten (10) years, to knowingly and willfully violate Sarbanes-Oxley Act of 2002 provisions regarding retention of corporate audit records;

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It is a crime, punishable by imprisonment of up to twenty (20) years, to knowingly alter, destroy, conceal, etc. records or documents with the intent to impede, obstruct, or influence a federal government investigation or case filed in bankruptcy, or in relation to or contemplation of any such matter or case;

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It is a crime, punishable by imprisonment of up to twenty (20) years, to “corruptly” alter, destroy, mutilate, or conceal records or documents with the intent to impair their integrity or availability in an official proceeding; or to otherwise obstruct, influence, or impede a proceeding (or attempt to do so);

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It is a crime, punishable by imprisonment of up to ten (10) years, to knowingly, with the intent to retaliate, take any action harmful to a person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense; and

•	You should contact the Ethics Officer should you have any question regarding the foregoing discussion.

Personnel Records

      Personnel records are treated as confidential by the Company, unless otherwise required by law or permission to disclose their contents is given by an Employee. Notwithstanding the foregoing, the Company will confirm length of service and position held (and pay rate, when written permission is given by the Employee) when contacted by a prospective lender to an Employee or by a prospective employer after an Employee’s separation from the Company.

Information to Customers

      It is the Company policy to provide technical information which is as accurate as possible in order to properly guide our own Employees and customers in the sales and use of our products and services. No false or inaccurate data shall knowingly be recorded or used by any Employee. Any Employee having information concerning any such false data being recorded or used shall promptly report such a situation to the Ethics Officer.

Computer Usage/Software Licensing

      It is the Company policy to restrict access to computer databases and electronic mail communications systems to authorized users for business and business-related purposes only. It is the Company policy to maintain compliance with software licensing requirements of our suppliers and vendors.

Political Contributions

      The Company may not make any remuneration of money or offer to do so directly or indirectly to any government official or politician in the United States or abroad for the purpose of influencing such official’s or politician’s actions. Our Employees are expected not to use Company funds or facilities or services for any political purpose in contravention of this policy.

      This policy shall not apply to purely individual contributions by Employees. However, the use of Company funds to fund an Employee contribution, or the reimbursement of an Employee contribution is strictly prohibited.

Confidential Information

      Each Employee of the Company is forbidden from (i) utilizing non-public information regarding customers, suppliers and other business contacts for personal gain; and (ii) disclosing information regarding customers, suppliers and other business contacts acquired through the Company to persons not in the employ of the Company. All information obtained from a customer, supplier or other business contact in the ordinary course of business is regarded as confidential unless it is, beyond any doubt, widely and publicly known and is also clearly not detrimental information that might be embarrassing to the subject of the information. In addition, the Company forbids any Employee from communicating Material Non-Public Information regarding the Company or any supplier, customer or other business contact of the Company to others in violation of the law.

      The Company’s policy applies to every Employee and extends to activities within and outside their duties at the Company. Violation of this policy may result in disciplinary action, including but not limited to, termination; and any violation may constitute a crime. Every Employee must read and retain a copy of this policy statement. Any questions regarding the Company’s policy and procedures should be referred to the Ethics Officer, whose name and location will be published and made available to Employees.

Restricting Access to Material Non-Public Information

      Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Company, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing Material Non-Public Information should be sealed; access to paper and computer files containing Material Non-Public Information should be restricted; conversations in public places, such as restaurants, elevators and airplanes should be limited to information that is neither sensitive nor confidential; speaker phones should not be used if, as a result, the conversation may be heard by a party who does not have a “need to know.”

      If you become aware of a leak of Material Information, whether inadvertent or otherwise, you should report that fact immediately to the Ethics Officer or to the Chief Financial Officer.

Communications with Outsiders

      The Company typically communicates any disclosable Material Information with the press, and the financial community through the issuance of press releases. All requests from outsiders for information regarding the general business or financial condition of the Company should be referred to one of the officers of the Company. If you become aware of a rumor circulating about the Company, details concerning the rumor should be reported to the Ethics Officer as soon as possible so that a determination can be made whether it is necessary or advisable to make a general public announcement to dispel such rumor.

Exceptions to the Code Of Ethics

      The Ethics Officer may make exceptions on a case-by-case basis of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exemption from the Standards set forth herein. All such exceptions must be received in writing by the person requesting the exemption before becoming effective.

Supervisory Procedures

      The role of the Ethics Officer is critical to the implementation and maintenance of this Code of Ethics. Supervisory Procedures can be divided into two classifications: (i) prevention of violations of law; and (ii) the preservation of systems necessary to assure the integrity of the Company’s financial reporting.

Prevention of Violations of Law

      To prevent insider trading, the Ethics Officer should:

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provide, on a regular basis, a program to familiarize Employees with the Company’s policy and procedures, including the furnishing of this Code of Ethics to all Employees and to each new Employee upon commencement of employment;

•		answer questions regarding the Code of Ethics;

•		resolve issues of whether information received by an Employee of the Company is material and non-public;

•		review, with the assistance of the Company’s legal counsel, on a regular basis and update as necessary the Code of Ethics;

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when it has been determined that an Employee of the Company has Material Non-Public Information, implement measures to prevent dissemination of such information, and if necessary, restrict Employees from trading the securities; and

	•	promptly review, and either approve or disapprove, in writing, each request of an Employee for clearance to trade in specified securities.

Special Reports to Management

      Upon learning of a potential violation of the Code, the Ethics Officer should promptly prepare a written report to management and the President providing full details and recommendations for further action.

Annual Reports to Management

      On an annual basis, the Ethics Officer should prepare a written report to the management of the Company and the President setting forth the following:

•	a summary of existing procedures to detect and prevent violations of the Code;

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full details of any investigation, either internal or by a regulatory agency, of any suspected reporting impropriety, violation of this Code of Ethics or of any other Company standard or policy, or any violation of law, including insider trading; and the results of such investigation;

•	an evaluation of the current procedures and any recommendations for improvement; and

•	a description of the Company’s continuing program to educate parties regarding insider trading, including the dates of such programs, since the last report to management and the President.

Amendments

      This Code or any provision contained therein may be amended or repealed by the Chief Financial Officer, provided any such amendment is done in writing and is specifically approved or ratified by the President.

Acknowledgment

      We will expect every Employee, after he/she has read this Code, to execute an acknowledgment form affirming his/her knowledge and understanding of this Code and affirming his/her responsibility as an Employee to promptly notify his/her immediate supervisor if he/she has any questions or concerns regarding conduct that may raise concern that any of these policies have not been observed.

Confidentiality

      The Company will, to the fullest extent possible without contravening any law, regulation or statute, hold confidential the name of any Employee reporting any event or conduct which he/she believes, in good faith, may raise concern that any policy described in the Code may not have been observed. In some circumstances, however, the Company may be required to furnish such information to law enforcement or governmental officials and counsel in order to address issues raised by such reports.

Internal Use

      This Code is intended solely for internal use by the Company. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person.

ACKNOWLEDGMENT

      I have read the Magellan Gold Corporation Code of Conduct and Ethics. I understand my responsibility to comply with the Code of Conduct and Ethics and the process and consequences for dealing with violations thereof.

      If I have any questions or concerns regarding conduct that may raise concern under this Code of Conduct and Ethics, I will immediately follow one of the procedures suggested in the Code and will notify my immediate supervisor and the President.

Signature:

 Print Your Name:________________________________

Date:____________________

Job Title or Classification:____________________

Ethics Officer:

President:  John C. Power